Employment Agreement

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of August 31, 2020 (the “Effective Date”), by and between BIONANO GENOMICS, INC.
(the “Company”) and ALKA CHAUBEY (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”
RECITALS
The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to continue to the engagement of Executive’s services on the terms and conditions set forth in this Agreement.
Executive desires to be in the employ of the Company, and is willing to accept employment on the terms and conditions set forth in this Agreement.
AGREEMENT
In consideration of the foregoing Recitals and mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
1.EMPLOYMENT.
a.Title. Executive’s position shall be Chief Medical Officer of the Company, subject to the terms and conditions set forth in this Agreement.
b.Term. The term of this Agreement shall begin on the Effective Date, and shall continue until terminated in accordance with Section 4 herein (the “Term”).
c.Duties. Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of Chief Medical Officer, and such other duties as may from time to time be assigned to Executive. Executive shall report to the Chief Executive Officer of the Company.
d.Policies and Procedures. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and/or the Company’s Board of Directors (the “Board”), or any designated committee thereof. In the event the terms of this Agreement differ from or are in conflict with the Company’s policies and practices or the Company’s Employee Handbook, this Agreement shall control.
e.Location. Unless the Parties otherwise agree in writing, during the Term Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company’s offices in San Diego, California provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

2.LOYAL; NON-COMPETITION; NON-SOLICITATION.
a.Loyalty. Except as expressly provided herein, during Executive’s employment by the Company, Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. The Executive shall continue to provide consultation to the following agreed outside companies on an on-going basis: Greenwood Genetic Center, Perkin Elmer Genomics, Vanadis and Augusta University.
b.Agreement not to participate in Company’s Competitors. During Executive’s employment with the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls is controlled by or is under common control with such specified entity.
c.Covenant not to Compete. During Executive’s employment with the Company, the Executive shall not engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of the Company except with the prior written consent of the Company.
3.COMPENSATION OF EXECUTIVE.
a.Base Salary. The Company shall pay Executive a base salary at the annualized rate of $310,000 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular bi-weekly payments or otherwise in accordance with Company policy. Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.
b.Discretionary Bonus. At the sole discretion of the Company, following each calendar year of employment, Executive shall be eligible to receive a discretionary cash bonus with a target amount of up to thirty percent (30%) of Executive’s then-current base salary (the “Bonus”), based on Executive’s achievement relative to certain performance goals (“Performance Goals”) to be established by the Company. The determination of whether Executive has met the Performance Goals for any given year, and if so, the amount of any Bonus that will be paid for such year (if any), shall be determined by the Company in its sole and absolute discretion. In order to be eligible to earn or receive any Bonus, Executive must remain employed by the Company through and including the end of the year with respect to which such Bonus is earned.

c.Expense Reimbursement. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting Executive’s duties hereunder, pursuant to the Company’s usual expense reimbursement policies; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive. For the avoidance of doubt, to the extent that any expense reimbursements payable to Executive under this Agreement are taxable income and subject to the provisions of
Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”): (i) to be eligible to obtain reimbursement for such expenses Executive must supply the appropriate documentation substantiating such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive, (ii) any such reimbursements will be paid by the Company as soon as administratively practicable after submission of such documentation, but in no event later than
December 31 of the year following the year in which the expense was incurred, (iii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (iv) the right to expense reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
d.Changes to Compensation. Executive’s compensation will be reviewed annually and may be increased from time to time in the Company’s sole discretion.
e.Employment Taxes. All of Executive’s compensation and payments under this Agreement shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.
f.Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees.
g.Holidays and Vacation. Executive shall be eligible for paid holiday and vacation time in accordance with Company policy as in effect from time to time and made available to Company’s senior management employees.
h.Relocation Assistance. Subject to Executive’s relocation to San Diego, California on or before a date mutually agreed in writing between Executive and the CEO, Executive will be eligible to receive relocation benefits as specified below in this Section (the “Relocation Assistance”). Any Relocation Assistance shall be provided subject to the terms of the Company’s relocation policies and procedures (the “Relocation Policy”). Relocation Assistance benefits are taxable income, subject to withholding, such that Executive’s net Relocation Assistance benefit received may be less than Executive’s incurred expense. Executive will receive reimbursement of a gross amount of up to $30,000 of relocation expenses that Executive incurs and which are eligible for reimbursement (as specified in the Relocation Policy), which will become payable to Executive subject to the terms and conditions of the Relocation Policy on or within 30 days of the date such relocation is completed, as confirmed in writing between Executive and the Company. If Executive’s employment with the Company ends before the first anniversary of the Effective Date for any reason other than due to a termination without Cause by the

Company or a resignation for Good Reason by Executive, Executive shall be required to immediately repay the Company the full gross amount of the Relocation Assistance benefits.
i.Equity. Subject to approval by the Board (or a committee thereof), and as an inducement material to Executive’s entering into employment with the Company, Executive shall be granted an option to purchase 300,000 shares of common stock in the Company at the fair market value on the date of grant (the “Initial Option”). The shares subject to the Initial Option will vest over four years of continuous service to the Company, with twenty-five percent (25%) of the shares subject to the Initial Option vesting on the first year anniversary of the Effective Date, and the remaining shares vesting in equal monthly installments over the subsequent thirty-six (36) months of continuous service thereafter. The Initial Option shall be governed in all respects by the terms of the Company’s 2020 Inducement Plan (the “Plan”) and option agreement between Executive and the Company. Executive shall be entitled to be considered for additional stock option grants under the Plan or the Company’s 2018 Equity Incentive Plan, as amended, as approved by the Board (or a committee thereof) in its sole discretion.

j.Sign-On. Executive will receive a one-time gross signing bonus of $50,000 less standard payroll deductions and all required withholdings, payable with the first full payroll run following the Effective Date. Should the Executive voluntarily terminate employment with the Company within one (1) year of beginning employment with the Company, the Executive agrees to repay the sign-on bonus in full.
4.TERMINATION.
a.Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:
i..Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for Cause by delivery of written notice to Executive. Any notice of termination given pursuant to this Section shall affect termination as of the date of the notice, or as of such other date specified in the notice.
ii..Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date Executive is so informed by the Company.
b.Termination by Executive. Executive may terminate Executive’s employment with the Company at any time and for any reason, or for no reason, upon 30 days’ written notice to the Company.
c.Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Complete Disability (as defined below).
d.Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.
e.Compensation upon Termination.

i..Death or Complete Disability. If Executive’s employment with the Company is terminated as a result of Executive’s death or Complete Disability, the Company shall pay to Executive, or to Executive’s heirs, Executive’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive and/or Executive’s heirs under this Agreement, except as otherwise provided by law (and except as provided otherwise in Executive’s stock option agreements with the Company).
ii..With Cause or Without Good Reason. If Executive’s employment with the Company is terminated at any time either by the Company for Cause or by Executive without Good Reason, the Company shall pay the Accrued Obligations, and the Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law (and except as provided otherwise in Executive’s stock option agreements with the Company).
iii..Without Cause or for Good Reason. If Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, and in either case Executive signs a separation agreement including a comprehensive waiver and release of claims in such form as the Company may require (the “Release”) on or within the time period set forth therein, but in no event later than 45 days after Executive’s termination date, and allows such Release to become effective in accordance with its terms (such latest permitted date on which the Release could become effective, the (“Release Deadline”), then Executive will receive the following benefits:
1...Severance Payment. Cash payments in the form of continuation of Executive’s Base Salary at the rate in effect at the time of termination for a period of six months following the termination date (“Severance Payment”), and
2...Benefits. Provided that Executive is eligible for and timely elects continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Executive’s termination date, the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for the Executive and Executive’s family for a period that will expire upon the earliest of (i) six months following the termination date (the “COBRA Payment Period”), (ii) the effective date that Executive becomes eligible for new healthcare coverage eligibility available through new employment, or (iii) the date Executive is no longer eligible for COBRA coverage, whichever comes first.
iv..General Severance Benefit Terms.
1...The provisions in this Section shall control and supersede anything to the contrary set forth in this Agreement. For all purposes of this Agreement, references to COBRA premiums shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan under the Code. If at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, which payments shall continue until the earlier of expiration of the COBRA Payment Period of the date when Executive becomes eligible for health insurance coverage in connection with new employment. If Executive becomes eligible for coverage under another employer’s group health plan, Executive must immediately notify the Company of such event, and all COBRA severance benefit payments and obligations under this Agreement shall cease effective as of such date of Executive’s eligibility.
2...If all severance payments made under this Agreement will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any severance payments otherwise scheduled to be made prior to the effective date of the Release shall instead accrue and be paid in the first payroll period that follows such effective date. Following provisions of any severance benefits to which the Executive may be entitled under Section 4.5.3, the Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law (and except as provided otherwise in Executive’s stock option agreements with the Company).
f.Additional Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:
i..“Complete Disability” shall mean the inability of executive to perform
Executive’s duties under this Agreement, whether with or without reasonable accommodation, because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Company, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least on hundred 120 days during any 12-month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Company shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.
ii..“Cause” shall mean the occurrence of any of the following: (i) Executive’s conviction of any felony or any crime involving fraud or dishonesty that has a material adverse effect on the Company; (ii) Executive’s active participation (whether by affirmative act or material omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or its affiliates; (iii) conduct by Executive which, based upon a good faith and reasonable factual investigation by the Company, demonstrates Executive’s gross unfitness to serve; (iv) Executive’s material violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (v) Executive’s breach of any material term of any material contract between such Executive and the Company and the failure to cure such breach within 30 days of written notice; and (vi) Executive’s repeated violation of any material Company policy. Executive’s Complete Disability shall not constitute Cause as set forth herein. The determination that a termination is for Cause shall be by the Company in its sole and exclusive judgement and discretion.
iii..Good Reason. “Good Reason” for Executive to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events without Executive’s consent; provided however, that any resignation by Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) Executive gives the Company written notice of the intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the

Company fails to remedy such condition(s) within 30 days following receipt of the written notice (the “Cure Period”) of such condition(s) from Executive; and (iii) Executive actually resigns Executive’s employment within the first 15 days after expiration of the Cure Period:
1...a material breach of this Agreement by the Company;
2...a material reduction (which the parties agree is a reduction of at least 10% of Executive’s Base Salary) by the Company of Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, unless such reduction is part of a reduction program equally applicable to other executive employees of the Company;
3...a material reduction in Executive’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or
4...the Company relocates the facility that is Executive’s principal place of business with the Company to a location that requires an increase in Executive’s one-way driving distance by more than 50 miles.
g.Survival of Certain Provisions. Sections 2, 3.3, 3.5, 3.8 and 4 through 19 of this Agreement shall survive the termination of this Agreement.
h.Reserved.
i.Application of Internal Revenue Code Section 409A.
All benefits under this Agreement are intended to qualify for an exemption from application of
Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (“Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.
Notwithstanding anything to the contrary set forth herein, any severance benefits that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.
It is intended that each installment of the severance benefit payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the severance benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation From Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.
The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.
5.CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.
a.As a condition of employment, Executive agrees to execute and abide by the Company’s Confidential Information and Inventions Assignment Agreement attached hereto as EXHIBIT A.
b.While employed by the Company and for one year thereafter, Executive agrees that in order to protect the Company’s trade secrets and confidential and proprietary information from unauthorized use, Executive will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.
6.ASSIGNMENT AND BINDING EFFECT.
This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.
7.NOTICES.
All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail return receipt requested, postage prepaid, address as follows,
If to the Company:    If to Executive:
Attn: Chief Executive Officer    Alka Chaubey
Bionano Genomics, Inc.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.
8.CHOICE OF LAW.
This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California without regard to its conflict of laws principles.
9.INTEGRATION.
This Agreement, including Exhibit A, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and/or contemporaneous oral and written employment agreements or arrangements between the Parties.
10.AMENDMENT.
This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.
11.WAIVER.
No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.
12.SEVERABILITY.
The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.
13.INTERPRETATION; CONSTRUCTION.
The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and have consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
14.REPRESENTATIONS AND WARRANTIES.
Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this

Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.
15.COUNTERPARTS; FACSIMILE.
This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.
16.DISPUTE RESOLUTION.
To ensure the timely and economical resolution of disputes that may arise between Executive and the Company, both Executive and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, Executive and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) Executive’s employment with the Company (including but not limited to all statutory claims); or (iii) the termination of Executive’s employment with the Company (including but not limited to all statutory claims). By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such disputes through a trial by jury or judge or through an administrative proceeding.
Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.
Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by Executive or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Diego,
California, or as otherwise agreed to by Executive and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). Executive and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law.

Excluded Claims. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.
Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
17.TRADE SECRETS OF OTHERS.
It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.
18.ADVERTISING WAIVER.
Executive agrees to permit the Company and/or its affiliates, subsidiaries, or joint ventures currently existing or which shall be established during Executive’s employment by the Company (collectively, “Affiliates”), and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company and/or its Affiliates, appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution. The Company agrees that, following termination of Executive’s employment, it will not create any new such literature containing Executive’s name and/or pictures without Executive’s prior written consent.
19.INDEMNIFICATION.
Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Bylaws and Articles of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
BIONANO GENOMICS, INC
By:     /s/ R. Erik Holmlin
R. Erik Holmlin, President and CEO
Date:
EXECUTIVE
    /s/ Alka Chabey
Alka Chaubey
Date:

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT